Exhibit 99.1

Cellegy Pharmaceuticals Announces

Completion of Reincorporation to Delaware

South San Francisco, CA – September 3, 2004 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) reported today that it has completed its reincorporation from the State of California to the State of Delaware.  Cellegy’s shareholders approved the reincorporation proposal at Cellegy’s annual meeting of shareholders held on June 15, 2004.

The reincorporation was accomplished by the merger of Cellegy into its wholly owned subsidiary, which is incorporated in the state of Delaware.  As a result of the reincorporation, holders of common stock of Cellegy now automatically own the same number of shares of common stock in Cellegy as they did prior to the reincorporation.  Stockholders do not need to exchange share certificates based upon the reincorporation.  The reincorporation will not result in any change in Cellegy’s ticker symbol, Nasdaq National Market listing, CUSIP number, business, assets or liabilities, will not cause Cellegy’s corporate headquarters to be moved and will not result in any relocation of management or other employees.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, women’s health care conditions and certain cancers.